                                                                 Exhibit 10(ff)




               [MetLife Capital Financial Corporation Letterhead]

November 7, 1995


William C. Niegsch, Jr.
Chief Financial Officer
MAX & ERMA'S RESTAURANTS, INC.
4849 Evanswood Drive
Columbus, Ohio 43229


Dear Mr. Niegsch:

MetLife Capital Financial Corporation or its assigns ("METLIFE") is pleased to inform you that your request for mortgage financing has been approved subject to the usual terms, conditions, and remedies contained in METLIFE's customary loan documents (subject to the BORROWER'S approval, as hereafter provided) and subject to the following terms and conditions:

BORROWER.  Max & Erma's Restaurants, Inc., a Delaware corporation

PROPERTY AND IMPROVEMENTS. The loan will be secured by a first deed of trust or mortgage on Property and Improvements consisting of: (1) a 9,000 square foot restaurant building; (2) a 7,300 square foot restaurant building; (3) a 7,300 square foot restaurant building; and (4) a 7,300 square foot restaurant building ("Improvements"), located on a: (1) 66,200 square foot (1.52 acre);
(2) 102,000 square foot (2.34 acre); (3) 78,800 square foot (1.81 acre); and
(4) 65,800 square foot (1.51 acre) site commonly referred to as (1) 1904 Lake Club Drive, Columbus, Ohio; (2) 6930 Miller Lane, Dayton, Ohio; (3) 2475 Higgins Road, Hoffman Estates, Illinois; and (4) 447 N. Milwaukee Avenue, Vernon Hills, Illinois, including any easements or rights of way serving the land (collectively, the "Property"). BORROWER shall furnish METLIFE with the exact legal description of the Property.

BORROWER may make a one-time request that METLIFE approve a substitution of one or more of the Properties and Improvements secured by a first deed of trust or mortgage, for property and improvements acceptable to METLIFE and of equal or greater value. BORROWER will provide all necessary documentation as reasonably requested by METLIFE, and all fees and expenses shall be for the account of the BORROWER.

LOAN AMOUNT. $6,000,000.00; 90% of the purchase price or cost to construct (which cost specifically includes the purchase price of the real estate as above provided but excludes developer's overhead and any leasing fees not paid to independent third parties); 75% of appraised value (which appraisal shall be subject to METLIFE's approval as outlined further herein); or the amount obtained when using the monthly market rents per appraisal (as described below) less a 3% vacancy factor divided by a 1.10 debt service coverage ratio with that product divided by the actual mortgage constant; whichever is less.

LOAN FEE.  $500.00 to be paid at loan closing.

NONUTILIZATION FEE. In the event the BORROWER exercises the option to fix the interest rate prior to the closing of the loan and subsequently fails to borrow substantially all of the Loan Amount as reasonably determined by METLIFE, and for any reason other than METLIFE's failure or refusal to close and fund the loan, then BORROWER shall pay METLIFE a nonutilization fee. The nonutilization fee will equal 7.3% of the Loan Amount for every 1% (or pro rata fraction of 1%) decrease in the weekly average yield of 10-Year U.S. Treasury Notes from the Friday immediately preceding the date that the option to fix the interest rate was exercised to the Friday immediately preceding the earlier of (a) the date METLIFE cancels this commitment pursuant to the terms hereof, and (b) the Expiration Date Of Commitment set forth below, as extended if applicable. The nonutilization fee is in addition to and not in substitution for any claim METLIFE may have against the Deposit or any other fee paid by BORROWER.

INTEREST RATE.  8.39% per annum.

INTEREST RATE AND PAYMENT ADJUSTMENTS. The Interest Rate expressed above will be increased or decreased by the amount of the increase or decrease (expressed in basis points) in the current weekly average yield of 10-Year U.S. Treasury Notes as published in Federal Reserve Statistical Release H.15 (519) from the Friday immediately preceding the date of this commitment letter to the Friday immediately preceding the date the loan is funded; provided that in no event shall the Interest Rate exceed the highest lawful rate of interest. The current weekly average yield of the U.S. Treasury Notes referred to in this paragraph, as of the Friday immediately preceding the date of this commitment letter, is 6.04%.

BORROWER will have the option, to be exercised only once, upon written notice to METLIFE at 10900 N.E. 8th Street, Suite 1300, Bellevue, WA 98004, Attn:
Real Estate Department, and subject to payment of a fee to be quoted by METLIFE at the time of this notification, to request that METLIFE fix the Interest Rate in accordance with the formula described above. Ten (10) business days after METLIFE's receipt of such written notice, METLIFE shall fix the Interest Rate based on the weekly average yield of 10-Year U.S. Treasury Notes in effect as of the immediately preceding Friday. If BORROWER does not request that the Interest Rate be fixed prior to loan closing, then the Interest Rate shall be fixed at loan closing based on the weekly average yield of 10-Year U.S. Treasury Notes in effect as of the immediately preceding Friday. BORROWER will be furnished with the adjusted payment amount reflecting the fixed Interest Rate.

PAYMENT SCHEDULE. Interest only shall be paid in advance for the month in which loan closing occurs followed by 179 principal and interest payments due and payable, in arrears, commencing on the first day of the second month following the date of loan closing and every succeeding month thereafter, with all unpaid principal and interest due on the 180th installment date. Amortization of the loan will be based on a 15-year schedule.

PAYMENT PROVISIONS. Payments shall be due on the first day of each month except that if the loan is closed on any day after the first day of the month, BORROWER will pay at loan closing the interest for the balance of the month. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months.

PREPAYMENT PROVISIONS. Upon not less than thirty (30) days advance written notice to METLIFE at any time after the fourth (4th) anniversary of the due date of the first monthly principal and interest payment due under the promissory note, and upon payment of a prepayment premium, BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of the loan on any regularly scheduled principal and interest payment date. The prepayment premium shall be determined by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of 10-Year U.S. Treasury Notes as published in Federal Reserve Statistical Release H.15 (519) ("Index"), from the Friday immediately preceding the date the interest rate is fixed per the terms of this commitment letter to the Friday immediately preceding the week in which the prepayment is made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable "Premium Factor", and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from the Friday immediately preceding the date of the proposal letter to the Friday immediately preceding the prepayment date, no prepayment premium shall be due. The Premium Factor shall be the amount shown on the following chart for the month in which prepayment occurs:

                 Number of Months
                    Remaining                          (Years)                       Premium Factor
                    ---------                          -------                       --------------
                    180 - 169                            (15)                              .073
                    168 - 157                            (14)                              .069
                    156 - 145                            (13)                              .064
                    144 - 133                            (12)                              .059
                    132 - 121                            (11)                              .054
                    120 - 109                            (10)                              .049
                    108 - 97                              (9)                              .044
                     96 - 85                              (8)                              .039
                     84 - 73                              (7)                              .035
                     72 - 61                              (6)                              .030
                     60 - 49                              (5)                              .025
                     48 - 37                              (4)                              .020
                     36 - 25                              (3)                              .015
                     24 - 13                              (2)                              .010
                     12 - 1                               (1)                              .005

If the Federal Reserve Board ceases to publish Statistical Release H.15 (519), then the decrease in the weekly average yield of 10-Year U.S. Treasury Notes will be determined from another source designated by METLIFE.

Prepayment prior to the fourth (4th) anniversary of the due date of the first monthly principal and interest payment due under the promissory note will not be permitted. METLIFE may elect to accelerate the loan at any time after BORROWER's default, after applicable notice and the expiration of applicable cure period, in which event BORROWER shall, subject to the terms of the promissory note, be obligated to pay a prepayment premium equal to the amount determined in accordance with the foregoing schedule unless METLIFE thereafter agrees to decelerate the loan maturity. No prepayment premium shall be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which METLIFE applies to prepayment, nor with respect to BORROWER's prepayment of the loan in full during the last three (3) months of its term unless an event of default has occurred, after applicable notice and the expiration of applicable cure period. BORROWER expressly acknowledges that METLIFE's damages in the event of any prepayment by BORROWER are difficult to ascertain, and that such prepayment premium is not a penalty but is intended solely to compensate METLIFE for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by METLIFE.

Notwithstanding the above, in the event of a sale or merger of the BORROWER, upon not less than thirty (30) days advance written notice to METLIFE and upon payment of a prepayment premium described above and an early prepayment fee described below, BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of the loan on any regularly scheduled principal and interest payment date prior to the fourth (4th) anniversary of the due date of the first monthly principal and interest payment due under the promissory note. The early prepayment fee shall be determined by multiplying the loan balance at the original date of funding by the following described applicable "Fee Factor". The Fee Factor shall be the amount shown on the following chart for the month in which the early prepayment occurs:

         Number of Months
             Remaining                             (Years)                Fee Factor
             ---------                             ------                 ----------
             180 - 169                              (15)                     .02
             168 - 157                              (14)                     .02
             156 - 145                              (13)                     .01
             144 - 133                              (12)                     .01

RECOURSE. METLIFE shall have full recourse to the BORROWER for any failure to make payments as and when due on the promissory note and for the breach of any of the representations, warranties, indemnities and covenants contained in the loan documents.

DEFAULT RIGHTS. In the event of default, after applicable notice and the expiration of applicable cure period, and at METLIFE's sole option at any time thereafter, unless and until such default is cured, BORROWER shall pay in addition to each monthly payment on the loan one-twelfth of the annual real estate taxes, assessments, insurance premiums, water and sewer rates, and other charges (and ground rents if applicable) payable with respect to the Property and Improvements (as reasonably estimated by METLIFE based on the cost of such charges in immediately preceding years), to be held by METLIFE without interest to BORROWER, for the payment of such obligations.

METLIFE shall be entitled to collect a late charge of five percent (5.00%) of any payment not paid by the tenth (10th) day of the month in which it is due, or the highest late charge permitted by law, whichever is less.

Upon the occurrence of any of the events of default outlined in the loan documents, after notice and the expiration of any applicable cure period, METLIFE shall have the option to declare the entire amount of principal and accrued interest thereon due under the promissory note immediately due and payable, and METLIFE may exercise any of its rights under the promissory note and any document executed or delivered therewith. After acceleration or in the event of nonpayment of the final installment, BORROWER shall pay interest on the outstanding principal balance at the rate of five percent (5.00%) per annum above Chase Manhattan Bank's prime interest rate in effect from time to time, or fifteen percent (15.00%) per annum, whichever is higher, provided such interest rate shall not exceed the maximum interest rate permitted by law. The Default Rights stated herein are not exclusive and such other rights as METLIFE deems appropriate shall be included in the loan documents.

REQUIRED DOCUMENTS. To evidence and secure this loan, BORROWER shall deliver, not less than three (3) business days prior to the loan closing, the properly executed documents appropriate, in the opinion of METLIFE's counsel, to accomplish the commitment requirements. The documents shall be in the customary form then generally used by METLIFE in the state in which the Property is located, except as such customary forms may be modified by METLIFE to effect the intent of specific requirements of this commitment or as reasonably necessary to protect the interest of METLIFE as determined by METLIFE's counsel and shall incorporate provisions requiring cross default and cross collateralization. The documents may include, without limitation, a promissory note, deed of trust or mortgage, assignment of rents and leases, and certificate and indemnity agreement regarding hazardous substances. All documents shall be subject to approval of METLIFE's counsel.

In the event BORROWER requests any modifications to the loan documents, such requested modifications shall be provided to METLIFE in written form.

APPRAISAL. As a condition of loan closing, BORROWER shall furnish METLIFE with a satisfactory appraisal report of the Property and Improvements prepared by an MAI certified appraiser acceptable to METLIFE. Such appraisal shall be furnished to METLIFE no later than five (5) days prior to loan closing.

If the appraisal report is prepared for someone other than METLIFE, then the report must be supplemented with an acknowledgment by the appraiser that (i) the report is being used by METLIFE for lending purposes, (ii) the appraiser has read and understood the METLIFE Appraisal

Policy Guidelines and Procedures, and (iii) the reported opinion of value would not change if the appraisal were made under METLIFE Appraisal Policy Guidelines and Procedures.

LEASING. All present and future tenants and leases, if any, shall be subject to METLIFE's approval. Although such leases may have been received for review by METLIFE prior to the date hereof, and although METLIFE may have conducted a preliminary review and made comments to BORROWER or BORROWER's counsel with respect thereto, such leases remain subject to METLIFE's approval based on a complete review of such leases by METLIFE's outside counsel following the date hereof. BORROWER shall furnish for METLIFE's approval such financial information on each tenant as METLIFE shall deem reasonably necessary. All tenants must execute an estoppel letter in form and substance acceptable to METLIFE certifying among other things that they are in occupancy and open for business, there are no defaults under their lease, and they have commenced full rental payments without rental concessions or other inducements. In addition, METLIFE may require that some or all tenants execute subordination and attornment agreements in form and substance satisfactory to METLIFE.

TITLE. BORROWER shall furnish METLIFE with an ALTA Loan Policy of Title Insurance, or the equivalent thereof if an ALTA policy is unavailable, insuring METLIFE's interest as a first lien and including an ALTA Extended Coverage Endorsement, an Address and Improvement Type Endorsement, an Environmental Lien Endorsement and such other endorsements as METLIFE may reasonably require. The insurer, the form of title insurance policy and endorsements, and any exceptions to coverage shall be subject to METLIFE's reasonable approval. If the Property is a leasehold then the lease shall be subject to METLIFE's approval.

SURVEY. METLIFE shall be furnished with a current ALTA survey satisfactory to METLIFE and title insurer by a registered public surveyor showing the location of the Improvements and all other matters affecting the title, including without limitation, all easements and encroachments, prepared in accordance with current ALTA/ACSM standards for ALTA surveys, and containing a certification as reasonably required by METLIFE. If any of the surveys disclose a state of facts unacceptable to METLIFE, METLIFE may cancel this commitment and the Deposit and any and all other sums deposited with METLIFE by the BORROWER shall be returned to the BORROWER, less METLIFE'S expenses.

PERSONAL PROPERTY. BORROWER shall execute a security agreement and financing statements which shall be a first lien covering all leases, rents, security deposits, and personal property owned by BORROWER and described on Exhibit A attached hereto and incorporated herein by reference.

CONSULTING ENGINEER. METLIFE will select an independent consulting engineer to make an inspection of the Property and Improvements to insure that the Property and Improvement's condition is satisfactory to METLIFE, in an aggregate cost not to exceed $5,000.

METLIFE shall have the right to require reasonable repairs to the Improvements based upon the recommendations of the consulting engineer. Neither METLIFE nor the consulting engineer shall have any responsibility whatsoever to any person for design/structural failure or other architectural or engineering inadequacies.

HAZARDOUS MATERIALS. The Property and Improvements shall neither contain, nor incorporate, nor be threatened with contamination from outside sources, nor be used in connection with the handling, storage or disposal of asbestos, PCBs, ureaformaldehyde, or other hazardous materials, except as used and stored in the ordinary course of BORROWER's business and in accordance with all applicable laws and regulations. "Hazardous Materials" means any flammable, explosive, or radioactive materials, petroleum products, or materials defined under federal or state laws and regulations as "hazardous substances," "hazardous materials," or "toxic substances". BORROWER represents and warrants that there are no Hazardous Materials on or about the Property or the Improvements, except as used and stored in the ordinary course of BORROWER's business and in accordance with all applicable laws and regulations. METLIFE shall receive satisfactory evidence of compliance with the foregoing, which evidence shall include the execution of a certificate and indemnity agreement regarding hazardous substances or environmental indemnity agreement including representations and warranties reasonably acceptable to METLIFE and the receipt of a Phase I environmental audit in form and content reasonably acceptable to METLIFE.

SITE INSPECTION. METLIFE's obligation to fund the loan shall be conditioned upon an on-site inspection by a representative of METLIFE and METLIFE's approval of the site, general location, and if the Improvements are existing, quality and maintenance thereof within 60 days after execution hereof (and METLIFE shall notify BORROWER thereof) and the site's condition being the same condition at closing.

BORROWER'S EXISTENCE AND RELATED MATTERS. METLIFE shall be furnished with all appropriate documentation evidencing the qualification of signatories to execute the loan documents, and BORROWER's legal existence, organization, good standing, and qualification to engage in any transaction or business in connection with which the loan is made.

LEGAL COMPLIANCE AND UTILITIES. METLIFE shall be furnished with satisfactory proof of compliance with any applicable laws and regulations including particularly any licensing or zoning requirements and with a copy of the unconditional, permanent certificate(s) of occupancy. METLIFE shall also be furnished with satisfactory evidence that all utilities necessary for the full use and enjoyment of the Property are available to the Property, and that water and sanitary sewer systems are provided to the Property and maintained by governmental authorities or by applicable public utilities.

LEGAL COUNSEL. Special counsel of METLIFE's selection will be used for the drafting of documents and other attorney's services relating to the transaction. METLIFE estimates that the fees and disbursements for such counsel shall not exceed $10,000.00 barring unforeseen circumstances. BORROWER's counsel must deliver to METLIFE a legal opinion satisfactory to METLIFE and its counsel, which opinion shall include but not be limited to, a confirmation of the legal validity and enforceability of the loan, and a statement that the loan is not usurious. All legal matters, including title status, leases, loan documentation, and status of zoning shall be subject to approval by METLIFE. All fees and expenses of METLIFE's special counsel shall be paid by BORROWER regardless of whether or not the loan actually closes.

INSURANCE. BORROWER shall furnish certificates of policies for such property, rental loss, liability and other insurance in such amounts as METLIFE may from time to time require. The policy(ies) shall be written by a corporate insurer(s) having a Best's rating of A:X or better. Initially the property insurance shall be in an amount not less than the full replacement cost of the Property and Improvements (less a deductible not to exceed $25,000.00) with "all risk" coverage, 90% co-insurance, "agreed amount," "inflation guard," "replacement cost," and waiver of subrogation endorsements and a lender's loss payable endorsement (Form 438BFU or equivalent); and, as applicable, rental loss insurance or business interruption insurance shall be in an amount sufficient to cover any loss of rents (including expenses payable by tenants) or profits for up to six months. Initially, the liability insurance shall be in an amount not less than $2,000,000.00 combined single limit for personal injury and property damage with provision for at least 30 days written notice to METLIFE before cancellation and naming METLIFE as an additional insured. In flood or earthquake hazard areas, METLIFE may require flood or earthquake insurance. All insurance policies shall be subject to METLIFE's approval and shall include any endorsements which METLIFE may reasonably require.

ANNUAL STATEMENTS. BORROWER will furnish to METLIFE, and will cause any guarantor of BORROWER's obligation to furnish to METLIFE on request, within 90 days after the close of its fiscal year (i) annual balance sheet and profit and loss statements prepared in accordance with generally accepted accounting principles and practices consistently applied and, if METLIFE so requires, accompanied by the annual audit report of an independent certified public accountant reasonably acceptable to METLIFE, and (ii) an annual operating statement for BORROWER, and (iii) all other financial information and reports that METLIFE may from time to time reasonably request, including, if METLIFE so requires, income tax returns of BORROWER and any guarantor of BORROWER's obligation hereunder, and financial statements of any tenant designated by METLIFE.

DUE ON SALE, CHANGE OF TITLE, OR ADDITIONAL FINANCING. The loan will be accelerated if the title to the Property and Improvements is changed without the prior written consent of METLIFE, which consent shall be at METLIFE's sole discretion. Any transfer of any interest in the Property and Improvements or in the income therefrom, by sale, lease (except for leases to tenants in the ordinary course of managing income property which are approved by METLIFE pursuant to the loan documents), contract, mortgage, deed of trust, further encumbrance or otherwise (including any such transfers as security for additional financing of the Property and Improvements), and any change in the ownership interests in BORROWER because of acquisition by BORROWER of twenty-five percent or more of its issued and outstanding common stock, except ((a) through or because of any corporate reorganization or merger involving substantially all of BORROWER's assets and which does not effect a dissolution or material adverse change in the successor BORROWER's financial statements, or (b) transfers and changes in ownership by devise or descent, neither of which shall be considered a change of title) shall be considered a change of title. METLIFE may condition its consent to any change of title upon payment of a transfer fee of 1% of the then outstanding loan balance. Notwithstanding the above and any other term of this commitment letter, if BORROWER is sold or merged with another company at any time, the loan may be prepaid, subject to the prepayment premium and early prepayment penalty defined above, within 90 days of such sale or merger.

FINANCIAL RESPONSIBILITY. BORROWER must, in the opinion of METLIFE, be "financially responsible" at the time of loan closing. "Financially responsible" shall mean: having no material adverse change in financial condition from the financial condition previously disclosed to METLIFE; having no outstanding defaults, liens, court actions, or liabilities (including contingent liabilities) which could, in the opinion of METLIFE, result in insolvency or bankruptcy, and not "insolvent" or a "debtor" within the meaning of the Bankruptcy Code.

COSTS PAYABLE BY BORROWER. BORROWER shall pay all reasonable costs associated with the loan, including (without limitation) a $500.00 documentation/site inspection fee for each site, the fees and costs of special counsel, the cost of any environmental audits, the fees of the consulting engineer, appraisal costs, any loan, escrow, recording and transfer fees and taxes, title charges, survey costs, realty tax service fee, and all other costs incurred for the documents and services described herein, whether the loan is closed or not, unless the reason that the loan is not closed is because of the failure or negligence or willful misconduct of METLIFE to close and fund.

RECEIPT OF DOCUMENTATION. BORROWER hereby acknowledges its responsibility to provide all items required by this commitment letter in a timely manner. All such items shall be in form and content acceptable to METLIFE and be provided to METLIFE not less than three (3) business days prior to loan closing.

WIRE TRANSFER DEADLINE. All loans funded by METLIFE are subject to a wire transfer deadline of 12:00 p.m. Pacific Time.

ASSIGNMENT. This commitment shall not be assignable by BORROWER. Any change in the ownership interests in BORROWER shall be considered an assignment. Transfers of stock of the Company shall not be considered a transfer of ownership.

CONDEMNATION. At the time of loan closing, no proceeding shall have been threatened or commenced by any authority having the power of eminent domain to condemn any part of the Property which METLIFE, in its sole judgment, deems material.

CANCELLATION. Any breach or default by the BORROWER in the performance of any undertaking, obligation or requirement imposed on the BORROWER by the terms hereof shall constitute an event upon the occurrence of which METLIFE may cancel this commitment.

METLIFE may cancel this commitment prior to closing for the disclosure of facts materially impairing the security offered (in such an event, METLIFE shall return BORROWER'S deposit, less expenses) or if METLIFE discovers that any of the financial information or financial statements submitted to METLIFE in connection with this transaction were not true, correct and complete.

BROKERAGE. METLIFE shall not be required to pay any brokerage fee or commission arising from this commitment, and the BORROWER agrees to defend, indemnify and hold METLIFE harmless against any and all expenses, liabilities, and losses arising from such claims in connection therewith, including payment of reasonable attorney's fees.

DEPOSIT. BORROWER has previously paid METLIFE a noninterest bearing Deposit in the amount of $30,000.00, and upon acceptance of this commitment, shall pay METLIFE an additional noninterest bearing deposit in the amount of $30,000.00. This Deposit will be returned to BORROWER, less all costs incurred by METLIFE in connection with the loan: (i) upon loan closing, which includes receipt of all properly executed documentation, which documentation shall include the final Policy of Title Insurance; or (ii) in the event that METLIFE and BORROWER fail to agree upon a material provision of the loan documentation for this transaction which is not already agreed upon herein, or (iii) upon METLIFE's termination of this transaction because of a materially adverse change in BORROWER'S, guarantors' (if any), or credit tenants' (if any) financial condition, or (iv) upon the occurrence of any of the other conditions for termination set forth herein. If this transaction is not fully closed by the Expiration Date of Commitment for any other reason, then METLIFE will retain the Deposit as liquidated damages.

PRIOR NEGOTIATIONS. This commitment constitutes the entire agreement between METLIFE and BORROWER relating to the loan. Any and all prior proposals, commitments, agreements, representations, and warranties made by METLIFE, whether oral or written, are deemed superseded hereby. No extension, amendment, or waiver of this commitment shall be valid or enforceable unless it is made in writing and signed by both METLIFE and BORROWER.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

COMMITMENT ACCEPTANCE. Subject to the terms and conditions herein stated, this commitment is an offer that may be accepted by you until November 10, 1995. Effective acceptance requires actual receipt by METLIFE of a fully executed counterpart of this commitment letter, without any changes thereto, on or before such date.

EXPIRATION DATE OF COMMITMENT. This commitment will expire on June 30, 1996. METLIFE will not be obligated to disburse the funds after this date. Notwithstanding the foregoing, and subject to METLIFE's approval, BORROWER shall have one (1) option to extend the expiration date of this commitment for an additional sixty (60) days upon written request by BORROWER and payment of an extension fee of .50% of the Loan Amount on or before June 30, 1996. The extension fee is in addition to any other Loan Fee or Forward Commitment Fee and is payable upon the exercising of such extension by BORROWER and shall be held and disbursed in the same manner as the Deposit.


METLIFE CAPITAL FINANCIAL CORPORATION

         /s/ Andrew J. Ishii

BY:      Andrew J. Ishii
         Senior Real Estate Credit Analyst





The undersigned hereby accepts the foregoing commitment letter and agrees that it will comply with all of the terms and conditions herein.


BORROWER's
Federal I.D.  No.


31-1041397                              MAX & ERMA'S RESTAURANTS, INC.
----------                              a Delaware Corporation



Date:  November 9, 1995                 BY:   /s/ William C. Niegsch, Jr.
                                           -----------------------------------
                                              William C. Niegsch, Jr.
                                        Its:  Executive Vice President and CFO





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
                                  EXHIBIT A



         All buildings, structures, improvements, parking areas, landscaping, equipment, fixtures and any other personal property incorporated into the structure of the building on the Property (herein the "Premises") as defined in the Commitment Letter dated November 1, 1995 from MetLife Capital Financial Corporation to Max & Erma's Restaurants, Inc. (to which this Exhibit "A" is attached) and necessary for the habitable use and occupation of the building on the Premises, including and similar to, without being limited to, all heating, air conditioning, and incinerating apparatus and equipment; all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, carpeting, floor coverings, underpadding, elevators, escalators, partitions, mantels, built-in mirrors, window shades, blinds, draperies, screens, storm sash, awnings, and shrubbery and plants, and including also all interest of any owner of the Premises in any of such items hereafter at any time acquired under conditional sale contract, chattel mortgage or other title retaining or security instrument, all of which property mentioned in this paragraph shall be referred to as the "Improvements" and shall be deemed part of the realty and not severable wholly or in part without material injury to the freehold of the Premises.




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